Exhibit 99.1

Execution Copy

AMENDED AND RESTATED VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated and effective as of April 26, 2023 by and among the parties listed on the signature page hereto (together the “Consenting Parties”).

RECITALS

Beaver Hollow Wellness, LLC, a New York limited liability company (the “Company”), has entered into an agreement to acquire 89,286 shares of Servotronics, Inc. (“SVT”) common shares which are listed on the NYSEAMERICAN under the ticker symbol SVT from the Estate of Nicholas D. Trbovich Sr. and 89,286 shares of SVT from Kenneth D. Trbovich (collectively, the “Shares”).

The Consenting Parties are the only members and owners of the Company, with Founders Software, Inc. holding 53.42% of the membership interests in the Company. Kenneth D. Trbovich and Michael D. Trbovich, as co-executors of the Estate of Nicholas D. Trbovich, Sr., holding 38.58% of the membership interests in the Company and Kenneth D. Trbovich, in his individual capacity, holding 8% of the membership interests in the Company.

As a condition to the acquisition of the Shares by the Company, the Consenting Parties have agreed to enter into this Agreement.

The Consenting Parties therefore agree as follows:

Section 1

VOTING

1.1            General    During the term of this Agreement, the Consenting Parties each agree to cause to be voted all Shares now or hereafter owned by the Company, whether beneficially or otherwise, or as to which the Company has voting power, directly or indirectly, in accordance with the provisions of this Agreement. The Consenting Parties acknowledge and agree that: (i) in the event that the Company acquires additional shares of SVT, such shares will become part of and considered Shares; (ii) the Estate of Nicholas D. Trbovich Sr. and the Co-Executors listed on the signature page hereto and Kenneth D. Trbovich, individually, own shares of SVT which are expressly not included in or part of the Shares and are not subject to the terms of this Agreement; and (iii) the Consenting Parties, and their owners, may after the date hereof acquire shares of SVT for their own account which, unless contributed to the Company or purchased by the Company, are expressly not included in or part of the Shares and are not subject to the terms of this Agreement.

Section 2

VOTING OF THE SHARES

2.1            Voting    During the term of this Agreement (i) all voting and other decision-making rights arising from, related to, or afforded to, the Shares and (ii) any sale, encumbrance, transfer, disposal, or decision to sell, encumber, transfer, or dispose, of all or part of the Shares, shall be undertaken only upon and pursuant to the unanimous written consent of the Consenting Parties (each a “Consent”). No officer, director, member or manager of the Company, or the Company, may take any of the foregoing actions, and any such attempt to do so shall be null and void, without a Consent specifically authorizing such action.

Section 3

Termination

3.1            Termination    This Agreement shall terminate upon the earlier of the sale, transfer, or disposal of all of the (a) Shares pursuant to Section 2.1 and (b) date on which a Consenting Party and its permitted successors, heirs, and assigns ceases to own any interest in the Company.

Section 4

ADDITIONAL SHARES

4.1            Additional Shares    In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

Section 5

Miscellaneous

5.1            Certain Definitions    Shares “held” by a Consenting Party shall mean any Shares directly or indirectly owned (of record or beneficially) by such Consenting Party or as to which such Consenting Party has voting power. “vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law.

5.2            Notices    All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to a Consenting Party) or otherwise delivered by hand, messenger or courier service addressed:

(a)            if to a Consenting Party, to the Consenting Party’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof, or, until any such Consenting Party so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of the relevant Shares for which the Company has contact information in its records; or

(b)            if to the Company, to the attention of both the Chief Executive Officer and Chief Operating Officer of the Company.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

5.3            Successors and Assigns    The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

5.4            Governing Law    This Agreement shall be governed in all respects by the internal laws of the State of New York, without regard to principles of conflicts of law.

5.5            Titles and Subtitles    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.6            Further Assurances    Each party hereto agrees to execute and deliver, by the proper exercise of its personal, corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.7            Entire Agreement    This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein. This Agreement supersedes and the terms hereof control all other agreements by or among any of the Consenting Parties with respect to the voting, sale, encumbrance, transfer, or disposal of the Shares. For the avoidance of doubt, this Agreement shall not reduce any creditors’ rights with respect to the Shares as pledged collateral.

5.8            No Grant of Proxy    This Agreement does not grant any proxy and should not be interpreted as doing so.

5.9            Not a Voting Trust    This Agreement is not a voting trust and should not be interpreted as such.

5.10            Specific Performance    It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5.11            Amendment    Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Consenting Parties.

5.12            No Waiver    The failure or delay by a Consenting Party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted to the Consenting Parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

5.13            Attorney’s Fees    In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.14            Severability    If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.15            Counterparts    This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(signature page follows)

IN WITNESS WHEREOF, the undersigned Consenting Parties have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

FOUNDERS SOFTWARE, INC.

By:	/s/ Paul L. Snyder III
Paul L. Snyder III
Chief Executive Officer

ESTATE OF NICHOLAS D. TRBOVICH SR.

By:	/s/ Kenneth D. Trbovich, Co-Executor of the Estate
Kenneth D. Trbovich, Co-Executor

By:	/s/ Michael D. Trbovich, Co-Executor of the Estate
Michael D. Trbovich, Co-Executor

KENNETH D. TRBOVICH

/s/ Kenneth D. Trbovich
Kenneth D. Trbovich

-Signature page to Voting Agreement-